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                                                                    EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                               ALLOY ONLINE, INC.


        It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Alloy Online, Inc.

         2. The certificate of incorporation of the Corporation is hereby amended by deleting Section 1 thereof in its entirety and substituting the following therefor in lieu thereof:

         "FIRST: The name of the corporation is:

                                  ALLOY, INC."

         3. The certificate of incorporation of the Corporation is hereby amended by deleting the first paragraph of Section 4 thereof in its entirety and substituting the following therefor in lieu thereof:

         "FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 60,000,000 shares, consisting of 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock")."

         4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         Signed this 6th day of August, 2001.



                         By:  /s/ James K. Johnson, Jr.
                              -----------------------
                              James K. Johnson, Jr.
                              President and Chief Operating Officer